EXECUTIVE SEVERANCE AGREEMENT

BETWEEN

PETER J. MUNDY

AND

INTELLICHECK MOBILISA, INC.

This Executive Severance Agreement (this “Severance Agreement”) is made and entered into this 16 day of November, 2010 by and between Peter J. Mundy (the “Executive”) and Intellicheck Mobilisa, Inc. (the “Company”), a Delaware corporation.

WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Company (the “Board”) recognizes that the possibility of the involuntary termination of Executive’s employment by Company (or a successor) or a material change by Company (or a successor) to the terms of Executive’s employment, including in connection with a change in control of Company, can result in significant distractions to Executive;

WHEREAS, the Compensation Committee presently considers the continued service of Executive to be in the best interest of Company and its stockholders and desires to assure the continued services of Executive on behalf of Company on an objective and impartial basis and without distraction or conflict of interest;

NOW, THEREFORE, the parties hereby agree as follows:

This Severance Agreement is intended solely to set out the parties’ understanding with respect to the possible termination of Executive’s employment by Company without Cause (as defined below) or Executive’s possible resignation of employment for Good Reason (as defined below), including in connection with any Change in Control (as defined below) of Company, and is not intended to constitute a contract of employment for any period of time.  Executive understands that he is, and following the execution of this Severance Agreement remains, an at-will employee of Company and his employment may be terminated by Company at any time with or without cause or notice.

1.            Term of Severance Agreement.  This Severance Agreement shall be effective from the date of its execution until the second anniversary of its execution, at which time it shall terminate and have no continuing effect unless Executive and an authorized representative of Company agree in writing to an extension of its term.

2.           Termination of Employment.  Executive’s employment may be terminated at any time, subject to any applicable provision in this Agreement:

•	by Company with or without Cause;

•	in the event of the death or Total Disability (as defined below) of Executive; or

•	by Executive’s resignation with or without Good Reason.

3.           Termination with Cause or Resignation without Good Reason.  If Executive’s employment is terminated by Company with Cause or by Executive without Good Reason, Executive will receive the following payments and benefits (any amounts payable under this section will be paid on the next regular payroll date following the termination):

•
payments of base salary, any earned but unpaid quarterly incentive award for any prior completed quarter, and reimbursement for any legitimate business expenses incurred by Executive prior to the date of termination;

•	payments for any accrued but unused vacation time; and

•	any benefits due through the date of termination as provided under Company’s benefit plans.

4.           Termination without Cause or Resignation for Good Reason.  If Executive’s employment is terminated by Company without Cause or if Executive resigns with Good Reason, Executive will be entitled to receive the following payments and benefits (“Severance Benefits”), provided that Employee shall not be entitled to receive any of the Severance Benefits unless he executes and does not revoke a full release of claims against Company, in form and substance reasonably acceptable to Company, within forty-five (45) days following the effective date of the termination of his employment:

(A)  a gross amount equal to 1.99 years of Executive’s base salary at the rate in effect at the date of termination, less applicable withholdings and deductions;

(B)  a gross amount equal to any quarterly bonus target applicable to Executive during the quarter in which his employment is terminated and, if Executive is terminated following the end of a completed quarter but prior to the determination of any bonus for that quarter, a bonus in a gross amount equal to the target bonus applicable to that quarter;

(C)  accelerated vesting of all outstanding but unvested stock options, which will remain exercisable for a period of no less than three (3) months after termination (unless subject to a Company imposed black out period, which will extend the exercise period), subject to the maximum original term of such options, and the lapse of all restrictions on stock based awards (such as restricted stock awards); and

(D)  for a period of up to twelve (12) months or, if shorter, until such time as Executive becomes eligible for health benefits provided by a subsequent employer, Company will (i) either directly pay Executive’s monthly premiums for continuation of health coverage pursuant to COBRA (including medical, dental and vision benefits, if Executive is covered under such benefits at the time of the termination of his employment) or provide to Executive a monthly payment in an amount equivalent to Executive’s monthly premiums for such COBRA coverage and (ii) provide monthly premium payments or an amount equivalent to the then-existing monthly premiums on Executive’s term life insurance.

One-half of the severance payments described in (A) and (B) above will be paid to Executive within forty-five (45) days following the effective date of the termination of Executive’s employment, with the remainder to be paid on the next business day after the six-month anniversary of the employment termination date, provided, however, that if at the time of termination of employment Executive is a “specified employee” pursuant to Section 409A(a)(2)(B)(i) of the Internal Revenue Code, no payment will be made earlier than the six-month anniversary of the termination date, and the full amount of the payment will be made on the next business day after the six-month anniversary of the termination date.

5.           Change in Control.  If Executive’s employment is terminated by Company prior to the effective date of a Change in Control and Executive can reasonably demonstrate that the termination was not for Cause (as defined above), but rather was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or otherwise arose in anticipation of or as a result of a Change in Control, Executive will be entitled to the Severance Benefits described above.  However, the mere occurrence of any Change in Control will not entitle Executive to any payments or benefits pursuant to this Severance Agreement.

6.               Definitions.  For the exclusive purposes of this Severance Agreement:

“Cause” means Executive’s:  (i) gross negligence in the performance of his duties or willful failure to substantially perform his reasonably assigned duties as an officer of Company, which has not been Cured (as defined below) by Executive within thirty (30) days of receipt of written notification from Company of such negligence or failure; (ii) breach of Company’s Board-approved material corporate policies designed to prevent violations of law, such as, without limitation, Company’s Insider Trading Policy; (iii) material breach of the Employee Invention Assignment and Confidentiality Agreement between Executive and Company (attached hereto as Exhibit A) or any other agreement between Executive and Company; (iii) conviction, or plea of nolo contendre to a charge, of a felony; (iv) threats or acts of violence in the workplace or in the course and scope of any business activity, or unlawful harassment of any employee or independent contractor of Company; or (v) engagement in fraud, theft, embezzlement, or material dishonesty in connection with the business of Company.  Moreover, for purposes of this Agreement, Executive’s death or Total Disability shall constitute “Cause” for termination of his employment by Company.

“Good Reason” means any of the following events or circumstances that occur without Executive’s written consent (which has not been Cured by Company within thirty (30) days after receipt of written notification of the event or circumstance from Employee):  (i) the alteration of Executive’s position (except as a result of Executive’s physical or mental illness or incapacity) in a way that significantly changes his status, authority, daily routine responsibilities or reporting relationships and thereby creates a material diminution in his position; (ii) a relocation of Executive’s principal base of employment to more than forty (40) miles from Woodbury, New York; (iii) a material reduction in Executive’s base salary and/or target bonus opportunity in effect at the time of execution of this Severance Agreement, unless such reduction is part of a salary and/or bonus opportunity reduction program affecting senior executives of Company generally; (iv) a material reduction of Executive’s aggregate employee benefits below the aggregate level available to Executive at the time of the execution of this Severance Agreement, unless any such reduction in employee benefits results from Company changing its benefit plans or arrangements applicable to other similarly situated employees of Company in addition to Executive or unless the change results from Executive failing to take appropriate steps to obtain benefits or satisfy eligibility requirements (e.g., not submitting benefit forms during open enrollment period or otherwise satisfying eligibility requirements); or (v) in the event of a Change in Control, (a) Company fails to obtain agreement from the successor to Company to either assume the Company’s obligations under this Severance Agreement or enter into an agreement with Executive providing sufficient incentives for Executive to waive any rights he may have pursuant to this Severance Agreement and (b) Executive does not receive or accept an offer of employment with the successor.

“Cured” means, with respect to a party’s conduct, that within the applicable time period its effect is reversed to the extent it is capable of being reversed and the conduct ceases to continue; provided, however, that conduct shall be deemed to be unable to be “cured” if such conduct (i) has had or would have, individually or in the aggregate, a material adverse effect on Company, taken as a whole, or (ii) is the substantially the same as prior conduct by the party that was previously cured after written notification.

“Total Disability” means the absence of Executive from Executive’s duties with Company on a full-time basis for ninety (90) consecutive business days as a result of incapacity due to mental or physical illness which renders Executive unable to perform the essential functions of his position and is determined to be total and permanent by a physician selected by Company and acceptable to Executive (such agreement as to acceptability not to be withheld unreasonably).

“Change in Control” means:

•
an acquisition of 50% or more of (i) the then-outstanding common stock or (ii) the combined voting power of the then-outstanding securities entitled to vote for directors by any person (but not including a restructuring or recapitalization by Company or an acquisition by a Company-sponsored employee benefit plan);

•
a time when the continuing directors (that is, the directors who were serving when the severance agreement was executed or their duly recommended or endorsed successors) do not constitute a majority of the Board of Directors;

•
a business combination (such as a merger, consolidation, reorganization, or sale of all or substantially all of Company’s assets), unless, following the business combination, the beneficial owners of Company’s securities continue to beneficially own a majority of the outstanding securities of the resulting entity and this ownership is substantially in the same proportion as their ownership before the transaction; or

•	approval by Company’s stockholders of a complete liquidation or dissolution of Company.

7.           Assignment.  This Agreement is personal to Executive and shall not be assignable by Executive.  In the event of a Change in Control, Company may assign its rights and obligations hereunder to a successor company.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit and be enforceable by the parties hereto and any applicable successor to Company.

8.           Notices.  Any notice required or permitted by this Agreement will be in writing and delivered in person, sent by documented overnight delivery service, or mailed by certified or registered mail, postage prepaid, to the appropriate party at the last known address, or to such other address as the parties may hereafter designate to the other in writing.  If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered, it shall be effective upon receipt.

9.           Severability.  In the event that any provision of this Agreement or compliance by any of the parties with any provision of this Agreement shall constitute a violation of any law, or be deemed unenforceable or void, then such provision shall be deemed modified to the extent necessary so that it is enforceable to the fullest extent permitted by law.  If such modification is not possible, said provision shall be severable from the remaining provisions of this Agreement, which provisions shall remain binding on the parties.

10.         Entire Agreement; Nonwaiver.  This Agreement contains the entire agreement of the Parties as to the subject of Executive’s potential entitlement to any severance payments or other benefits in connection with the termination of his employment, and supersedes any prior or contemporaneous oral or written statements or understandings, whether express or implied, by or between the parties as to this subject.  This Agreement may be changed only by an agreement in writing signed by both parties.  Failure of Company to insist upon strict adherence to any provision of this Agreement or to enforce any provision, on one or more occasions, will not be deemed to be a waiver of its right to enforce any provision in the future.

11.         Governing Law/Jurisdiction.  This Severance Agreement will be governed by and construed in accordance with the laws of the State of Washington, excluding its choice of law provisions.  The parties irrevocably and unconditionally agree to submit any legal action or proceeding relating to this Agreement to the courts of the State of New York located in Nassau or the courts of the United States located in the Southern District of New York and, in any such action or proceeding, consent to the jurisdiction of such courts and waive all objections as to venue.

12.         Attorneys’ Fees.  If any action or proceeding is commenced to construe or enforce this Severance Agreement or the rights and duties of the parties hereunder, the party prevailing in such action will be entitled to recover from the other party its reasonable attorneys’ fees and costs in that action or proceeding.

13.         Counterpart Signatures.  This Agreement may be executed in two executed counterparts, each of which will be deemed an original and will bind the signatory, but both of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement as of the day and year first written above.

INTELLICHECK MOBILISA, INC.

By:	/s/ John W. Paxton
Name: John W. Paxton
Title: Chairman

EXECUTIVE:

By:	/s/ Peter J. Mundy
Name: Peter J. Mundy
Title: Chief Financial Officer